COMMERCIAL AGREEMENT FOR THE TALORA BLOCK BETWEEN PETROLEUM EQUIPTMENT INTERNATIONAL PEI AND DAVID CRAVEN

This Talora Commercial Agreement, effective October 24, 2006 (“Effective Date”), is executed between PETROLEUM EQUIPMENT INTERNATIONAL LTDA (hereinafter “PEI”), a Colombian limited company, duty incorporated under the laws of the Republic of Colombia, and DAVID CRAVEN passport number 705138540, (hereinafter THE INVESTOR), PEI and THE INVESTOR are hereinafter referred to individually as “Party” or collectively as “Parties”.

WHEREAS, the Parties entered into a Confidentiality Agreement dated November 16, 2006 whereby PEI provided geological, geophysical and engineering data to THE INVESTOR concerning its oil and gas exploration and exploitation Contract Talora with Agencia Nacional de Hidrocarburos (ANH).

WHEREAS, THE INVESTOR made a formal offer to PEI for their participation in the exploration and development of prospects in the Talora Contract and has formally expressed an interest in entering the project.

WHEREAS, based on discussions that have taken place between the PEI representative and THE INVESTOR the Parties agree that it would be mutually beneficial to enter into an agreement for the purpose of exploring and developing prospects in the Talora Contract; and

WHEREAS, the purpose of this Talora Commercial Agreement is to set forth the framework for entering into a binding Joint Operating Agreement for the participation of THE INVESTOR in the acquisition of the TWENTY PERCENT (20%) which consist of 43,841 hectares of the participation corresponding to PEI on the TALORA BLOCK.

WHEREAS, THE INVESTOR’S commit to incorporate a company and branch in Colombia, that will hold the TWENTY PERCENT (20%) of the participation in the Talora Block in the future.

WHEREAS, PEI commit to begin the drilling of the first exploration well the 14 of December of 2006.  PEI have already initiate the activities required to begin the drilling of the well, such us civil works and the environmental licenses.

NOW THEREFORE, the Parties agree as follows:

AGREEMENT TO PARTICIPATE:

I.              AREA OF INTEREST

The area of interest covered by this Talora Commercial Agreement is the area covered by the Talora Exploration and Exploitation Contract entered into by and between ANH and ARGOSY dated September 16, 2004 and located in the Tolima and Cundinamarca Provinces of the middle Magdalena River valley.

II.            INTENTION OF THE PARTIES

THE INVESTOR proposes to contribute with the sum of US$2,000,000.00 to earn TWENTY PERCENT (20%) of the participation of PEI in the TALORA BLOCK.
THE INVESTOR will commit to pay in advance $US 1,500,000 30 days after the signing of the Agreement.

This TWENTY PERCENT(20%) participation covers all the works and expenses, until the drilling, and production testing are done in the Laura 1 well, which coordinates are: X: 934.519 and Y: 993.287.  The Laura 1 well is going to be drill to a depth sufficient to test the cretaceous formation, such depth estimated to be approximately 3,000 vertical feet.

For all the expenses that are cause after the drilling procedure PEI will send a cash call to THE INVESTOR for the TWENTY PERCENT (20%) of their participation.
To execute this operation, PEI agrees to prepare and –AFE- and send it with a letter the THE INVESTOR requesting for the contribution of the TWENTY PERCENT (20%) in order to initiate further activities.

III.           SCHEDULE FOR JOINT OPERATING AGREEMENT

The Commercial Agreement will define the rights and obligations of the Parties and include a Joint Operating Agreement (JOA) to establish rules for future operation of the TALORA BLOCK.

PEI agrees to prepare and present the Joint Operating Agreement to THE INVESTOR within ten (10) working days from the Effective Date of this Talora Commercial Agreement.
Upon receipt of the draft agreement, THE INVESTOR will have five (5) working days to make comments and execute the Joint Operating Agreement.  In conjunction with the execution of the Commercial Agreement, the Parties shall execute a binding JOA to govern the operation of the Contract.

IV.           EXCHANGE OF INFORMATION

PEI agrees to provide all reasonably and necessary information for the Area of Interest including:  reprocessed seismic data, new seismic data and existent well information.  THE INVESTOR shall provide to PEI with current financial statements and appropriate bank and financial institution references customary in the course of business.

V.             FORMAL AGREEMENT

The parties are under the obligation to continue with the TaloraCommercial Agreement.  Therefore, they agree to enter into a JOA once PEI and THE INVESTOR formally approve and execute the Talora Commercial Agreement.

VI.           OPERATORSHIP AND ASSIGNMENT

PEI will be the operator during the development of the contract with ANH.

VII.          CHOICE OF LAW

The Parties agree that the laws of the Republic of Colombia shall govern the interpretation and execution of this Talora Commercial Agreement.

VIII.        MISCELLANEOUS

A.	The Parties heretofore agree that this Talora Commercial Agreement and Exhibits hereto, supersede any other negotiations, understandings and agreements between the parties regarding the TALORA BLOCK.

B.	This Talora Commercial Agreement shall not create any partnership, corporation, company or entity and the Parties shall maintain their independent entity status.

C.	This Talora Commercial Agreement shall not be modified, changed or altered unless such modification is expressed in writing and signed by an authorized representative of each Party.

D.
This Talora Commercial Agreement encompasses the complete agreement between the Parties and replaces all previous oral or written considerations, agreements, communications, and representations concerning the matters herein addressed.

E.
The parties agrees to follow the binding arbitration and procedures set forth in the Joint Operating Agreement for any disputes arising out of or in any way related to this Talora Commercial Agreement.

F.
PEI recognizes that PETROLATINA is in the process or establishing its Colombian Branch office and as a result of such process may need to change its name or assign its rights hereunder to another firm or any wholly owned subsidiary at any time.  PETROLATINA shall timely advise of such change of name and/or assignment and PEI agrees to accept the new name or the assignee.

G.	Any notice required or permitted to be given under this Talora Commercial Agreement shall be delivered by fax or hand delivered by messenger to the addresses set forth below:

PETROLEUM EQUIPTMENT INTERNATIONAL - PEI -

Calle 114# 9 - 01. Torre A, Teleport.
Oficina 711